UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

RESOURCE REAL ESTATE OPPORTUNITY REIT II, INC.

(Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Proxy Statement and

Notice of Annual Meeting of Stockholders

To Be Held July 17, 2019

Dear Stockholder:

On Wednesday, July 17, 2019, we will hold our 2019 annual meeting of stockholders at 1845 Walnut Street, 18th Floor, Philadelphia, Pennsylvania 19103. The meeting will begin at 11:00 a.m. Eastern time. Directions to the meeting can be obtained by calling 1-866-469-0129.

We are holding this meeting to:

1.	Elect five directors to hold office for one-year terms expiring in 2020.

The Board of Directors recommends a vote FOR each nominee.

2.	To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2019.

The Board of Directors recommends a vote FOR the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2019.

In addition, we will attend to such other business as may properly come before the annual meeting and any adjournment or postponement thereof. The board of directors does not know of any matters that may be voted upon at the annual meeting other than the matters set forth above.

The board of directors has selected April 18, 2019 as the record date for determining stockholders entitled to vote at the meeting.

The proxy statement, proxy card and our 2018 annual report to stockholders (all included herewith) are being mailed to you on or about April 29, 2019.

Whether or not you plan to attend the meeting and vote in person, we urge you to have your vote recorded as early as possible. Stockholders have the following three options for submitting their votes by proxy: (1) via the Internet; (2) by telephone; or (3) by mail, using the enclosed proxy card.

Your vote is very important! Your immediate response will help avoid potential delays and may save us significant additional expenses associated with soliciting stockholder votes.

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JULY 17, 2019:

Our proxy statement, form of proxy card and 2018 annual report to stockholders are also available at www.resourcereit2.com/resources.php.

By Order of the Board of Directors

/s/ Shelle Weisbaum

Shelle Weisbaum
Secretary

Philadelphia, Pennsylvania

April 29, 2019

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

Q:	Why did you send me this proxy statement?

A:

You owned shares of record of our common stock at the close of business on April 18, 2019, the record date for the 2019 annual meeting of stockholders and, therefore, are entitled to vote at the annual meeting. The board of directors is soliciting your proxy to vote your shares at the annual meeting. This proxy statement includes information that we are required to provide to you under the rules of the Securities and Exchange Commission (“SEC”) and is designed to assist you in voting. You do not need to attend the annual meeting in person in order to vote.

Q:	What is a proxy?

A:

A proxy is a person who votes the shares of stock of another person who could not attend a meeting. The term “proxy” also refers to the proxy card or other method of appointing a proxy. When you submit your proxy, you are appointing Alan F. Feldman and Shelle Weisbaum, each of whom are our officers, as your proxies, and you are giving them permission to vote your shares of common stock at the annual meeting. The appointed proxies will vote your shares of common stock as you instruct, unless you submit your proxy without instructions. If you submit your signed proxy without instructions, they will vote:

(1)	FOR all of the director nominees, and

(2)	FOR the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2019.

With respect to any other proposals to be voted upon, the appointed proxies will vote in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in their discretion. If you do not submit your proxy, they will not vote your shares of common stock. This is why it is important for you to return the proxy card to us (or submit your proxy via the Internet or by telephone) as soon as possible whether or not you plan on attending the meeting.

Q:	When is the annual meeting and where will it be held?

A:	The annual meeting will be held on Wednesday, July 17, 2019, at 11:00 a.m. Eastern time at 1845 Walnut Street, 18th Floor, Philadelphia, Pennsylvania 19103.

Q:	Who is entitled to vote?

A:

Anyone who is a stockholder of record at the close of business on April 18, 2019, the record date, or holds a valid proxy for the annual meeting, is entitled to vote at the annual meeting. Note that our advisor, Resource Real Estate Opportunity Advisor II, LLC, which owned 137,433 shares of our common stock as of the record date, and certain of our officers and directors who also owned shares of our common stock as of the record date, have agreed to abstain from voting any shares they own in any vote regarding: (i) the removal of our advisor, a director or any of their affiliates or (ii) any transaction between us and our advisor, a director or any of their affiliates.

Q:	How many shares of common stock are outstanding?

A:	As of April 18, 2019, there were 61,285,306 shares of our common stock outstanding and entitled to vote.

Q:	What constitutes a quorum?

A:

A quorum consists of the presence in person or by proxy of stockholders entitled to cast 50% of all the votes entitled to be cast at the annual meeting. There must be a quorum present in order for the annual meeting to be a duly held meeting at which business can be conducted. If you submit your proxy, even if you abstain from voting, then you will at least be considered part of the quorum.

Q:	How many votes do I have?

A:	You are entitled to one vote for each share of common stock you held as of the record date.

Q:	What may I vote on?

A:	You may vote on:

(1)	the election of the nominees to serve on the board of directors; and

(2)	the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2019.

In addition, you may vote on such other business as may properly come before the annual meeting and any adjournment or postponement thereof.

Q:	How does the Board of Directors recommend I vote on the proposals?

A:	The board of directors recommends that you vote:

(1)	FOR each of the nominees for election as a director who is named in this proxy statement; and

(2)	FOR the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2019.

Q:	How can I vote?

A:	Stockholders can vote in person at the meeting or by proxy. Stockholders have the following three options for submitting their votes by proxy:

•	via the Internet at www.proxyvote.com/RREOII;

•	by telephone, by calling 1-800-690-6903; or

•	by mail, by completing, signing, dating and returning the enclosed proxy card.

For those stockholders with Internet access, we encourage you to vote by proxy via the Internet, since it is quick, convenient and provides a cost savings to us. When you vote by proxy via the Internet or by telephone prior to the meeting date, your vote is recorded immediately and there is no risk that postal delays will cause your vote to arrive late and, therefore, not be counted. For further instructions on voting, see the enclosed proxy card.

If you elect to attend the meeting, you can submit your vote in person, and any previous votes that you submitted, whether by Internet, telephone or mail, will be superseded.

Q:	What if I submit my proxy and then change my mind?

A:	You have the right to revoke your proxy at any time before the meeting by:

(1)	notifying Shelle Weisbaum, our Secretary;

(2)	attending the meeting and voting in person;

(3)	recasting your proxy vote via the Internet or by telephone; or

(4)	returning another proxy card dated after your first proxy card, if we receive it before the annual meeting date.

Only the most recent proxy vote will be counted and all others will be discarded regardless of the method of voting. If a broker or other nominee holds your stock on your behalf, you must contact your broker, bank or other nominee to change your vote.

Q:	Will my vote make a difference?

A:

Yes. Your vote could affect the proposals described in this proxy statement. Moreover, your vote is needed to ensure that the proposals described herein can be acted upon. Because we are a widely held company, YOUR VOTE IS VERY IMPORTANT! Your immediate response will help avoid potential delays and may save us significant additional expenses associated with soliciting stockholder votes.

Q:	What are the voting requirements to elect the Board of Directors?

A:

With regard to the election of directors, you may vote “FOR ALL” of the nominees, you may withhold your vote for all of the nominees by voting “WITHHOLD ALL,” or you may vote for all of the nominees except for certain nominees by voting “FOR ALL EXCEPT” and listing the corresponding number of the nominee(s) for whom you want your vote withheld in the space provided on the proxy card. Under our charter a majority of the shares present in person or by proxy at an annual meeting at which a quorum is present is required for the election of the directors. This means that, of the shares present in person or by proxy at an annual meeting, a director nominee needs to receive affirmative votes from a majority of such shares in order to be elected to the board of directors. Because of this majority vote requirement, “withhold” votes will have the effect of a vote against each nominee for director. If an incumbent director nominee fails to receive the required number of votes for re-election, then under Maryland law, he or she will continue to serve as a “holdover” director until his or her successor is duly elected and qualified. If you submit a proxy card with no further instructions, your shares will be voted in accordance with the recommendation of the board of directors.

Q:	What are the voting requirements for the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2019?

A:

With regard to the proposal relating to the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2019, you may vote “FOR” or “AGAINST” the proposal, or you may “ABSTAIN” from voting on the proposal. Under our bylaws, a majority of the votes cast at an annual meeting at which a quorum is present is required for the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2019. Abstentions will not count as votes actually cast with respect to determining if a majority vote is obtained under our bylaws and will have no effect on the determination of this proposal. If you submit a proxy card with no further instructions, your shares will be voted FOR the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2019.

Q: What is a “broker non-vote”?

A:

A “broker non-vote” occurs when a broker holding stock on behalf of a beneficial owner submits a proxy but does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that particular proposal and has not received instructions from the beneficial owner. There is one proposal for our stockholders’ consideration at the annual meeting on which brokers do not have discretionary voting power, which is the election of directors. Thus, beneficial owners of shares held in broker accounts are advised that, if they do not timely provide instructions to their broker, their shares will not be voted in connection with the election of directors at the annual meeting. However, even without such instructions, the shares of beneficial owners will be treated as present for the purpose of establishing a quorum if the broker votes such shares on the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2019, which proposal is a routine matter with respect to which brokers have discretionary authority to vote.

Your broker will send you information to instruct it on how to vote on your behalf. If you do not receive a voting instruction card from your broker, please contact your broker promptly to obtain a voting instruction card. Your vote is important to the success of the proposals. We encourage all of our stockholders whose shares are held by a broker to provide their brokers with instructions on how to vote.

Q:	How will voting on any other business be conducted?

A:

Although we do not know of any business to be considered at the annual meeting other than the election of directors and the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm, if any other business is properly presented at the annual meeting, your submitted proxy gives authority to Alan F. Feldman, our Chief Executive Officer and Shelle Weisbaum, our Chief Legal Officer, Senior Vice President and Secretary, and each of them, to vote on such matters in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in their discretion.

Q:	When are the stockholder proposals for the next annual meeting of stockholders due?

A:

Stockholders interested in nominating a person as a director or presenting any other business for consideration at our annual meeting of stockholders in 2020 may do so by following the procedures prescribed in Section 2.12 of our bylaws and in the SEC’s Rule 14a-8. To be eligible for presentation to and action by the stockholders at the 2020 annual meeting, director nominations and other stockholder proposals must be received by Shelle Weisbaum, our Secretary, no later than January 30, 2020. To also be eligible for inclusion in our proxy statement for the 2020 annual meeting, director nominations and other stockholder proposals must be received by Ms. Weisbaum by December 31, 2019.

Q:	How are proxies being solicited?

A:

In addition to mailing proxy solicitation material, our directors and employees of our advisor or its affiliates may also solicit proxies in person, via the Internet, by telephone or by any other electronic means of communication we deem appropriate. Our directors and employees of our advisor or its affiliates will not be paid any additional compensation for soliciting proxies.

Additionally, we have retained Broadridge Financial Solutions, Inc. (“Broadridge”), a proxy solicitation firm, to assist us in the proxy solicitation process. If you need any assistance, or have any questions regarding the proposals or how to cast your vote, you may contact Broadridge at 1-844-876-6186.

Q:	Who pays the cost of this proxy solicitation?

A:

We will pay all of the costs of soliciting these proxies, including the cost of Broadridge’s services. We anticipate that the cost for Broadridge’s solicitation services will be approximately $7,000. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our stockholders.

Q:	What should I do if only one set of voting materials for the annual meeting is sent and there are multiple stockholders in my household?

A:

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of this proxy statement to you if you contact us at 1-866-469-0129.

Q:	How can I find out the results of the voting at the annual meeting?

A:

We will file a Current Report on Form 8-K within four business days after the annual meeting to announce voting results. If final voting results are unavailable at that time, we will file an amended Current Report on Form 8-K within four business days of the day the final results are available.

Q:	Where can I find more information?

A:

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file with the SEC on the web site maintained by the SEC at www.sec.gov. Our SEC filings are also available to the public at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, DC 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference facilities.

CERTAIN INFORMATION ABOUT MANAGEMENT

The Board of Directors

We operate under the direction of our board of directors. The board of directors oversees our operations and makes all major decisions concerning our business. During 2018, our board of directors held three meetings. For biographical information regarding our directors, see “ – Executive Officers and Directors.”

Our board of directors has established two committees: the audit committee and the conflicts committee. Information regarding each of these committees is set forth below.

Board Leadership Structure

Alan F. Feldman serves as both our Chief Executive Officer and as chairman of our board of directors. As Chief Executive Officer, Mr. Feldman manages our business under the direction of the board of directors and implements our policies as determined by the board of directors. As chairman of the board of directors, Mr. Feldman presides over board and stockholder meetings, represents our company at public events and oversees the setting of the agenda for those meetings and the dissemination of information about our company to the board of directors. Our board of directors believes that it is appropriate for our company that one person serve in both capacities. With his greater knowledge of our company’s day-to-day operations, our board of directors believes that Mr. Feldman is in the best position to oversee the setting of the agenda for the meetings of the board of directors and the dissemination of information about our company to the board of directors. Our board of directors believes that Mr. Feldman is best suited to preside over stockholder meetings and that his representation of our company at public events is good for our company’s growth.

Some commentators regarding board leadership advocate separating the role of board chair and chief executive officer, maintaining that such separation creates a system of checks and balances to prevent one person from having too much power. Our board of directors believes that this issue is less of a concern for our company than many others. Our board of directors has three independent directors out of a five-member board of directors. Those three directors constitute the conflicts committee. As an externally advised company, many matters pose conflicts of interest. As a result, our conflicts committee largely directs the management of our company. Given the power and dominance of the conflicts committee, our board of directors has few concerns regarding concentration of power and believes it is in our best interest that Mr. Feldman serves as both Chief Executive Officer and chairman of the board of directors.

The Role of the Board of Directors in our Risk Oversight Process

Our executive officers and our advisor are responsible for the day-to-day management of risks faced by the company, while the board of directors, as a whole and through its committees, has responsibility for the oversight of risk management. No less than quarterly, our entire board of directors reviews information regarding the company’s liquidity, credit, operations, and regulatory compliance, as well as the risks associated with each. The audit committee oversees risk management in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements. The conflicts committee manages risks associated with the independence of the board of directors and potential conflicts of interest involving our advisor and its affiliates. Although each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire board of directors is regularly informed through committee reports about such risks as well as through regular reports directly from the executive officers responsible for oversight of particular risks within the company.

Director Independence

Under our charter, an independent director is a person who is not associated and has not been associated within the last two years, directly or indirectly, with our sponsor or advisor. A director is deemed to be associated with our sponsor or advisor if he or she owns an interest in, is employed by, is an officer or director of our sponsor, advisor or any of their affiliates, performs services (other than as a director) for us, is a director for more than three REITs organized by the sponsor or advised by the advisor, or has any material business or professional relationship with the sponsor, advisor or any of their affiliates. A business or professional relationship will be deemed material if the gross income derived by the director from the sponsor, the advisor or any of their affiliates exceeds 5% of the director’s (1) annual gross revenue derived from all sources during either of the last two years or (2) the director’s net worth on a fair market value basis. An indirect relationship shall include circumstances in which a director’s spouse, parent, child, sibling, mother- or father-in-law, son- or daughter-in-law or brother- or sister-in-law is or has been associated with the sponsor, advisor or any of their affiliates or with us.

In addition, although our shares are not listed for trading on any national securities exchange, a majority of the directors, and all of the members of the audit committee and the conflicts committee are “independent” as defined by the New York Stock Exchange (“NYSE”). The NYSE standards provide that to qualify as an independent director, in addition to satisfying certain bright-line criteria, the board of directors must affirmatively determine that a director has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us). The board of directors has determined that Thomas Ikeler, Gary Lichtenstein, and David Spoont each satisfies the bright-line criteria and that none has a relationship with us that would interfere with such person’s ability to exercise independent judgment as a director. None of these directors has ever served as (or is related to) an employee of ours or any of our predecessors or acquired companies or received or earned any compensation from us or any such other entities except for compensation directly related to service as a director of us. Therefore, we believe that all of these directors are independent directors.

The Audit Committee

General

The audit committee assists the board of directors in overseeing:

•	our accounting and financial reporting processes;

•	the integrity and audits of our financial statements;

•	our compliance with legal and regulatory requirements;

•	the qualifications and independence of our independent auditors; and

•	the performance of our internal and independent auditors.

The audit committee is also responsible for engaging independent public accountants, reviewing with the independent public accountants the plans and results of the audit engagement, and considering and approving the audit and non-audit services and fees provided by the independent public accountants. The audit committee fulfills these responsibilities primarily by carrying out the activities enumerated in the audit committee charter adopted by our board of directors in 2013. The audit committee charter is available on our web site at www.ResourceREIT2.com.

The members of the audit committee are Gary Lichtenstein (Chairman), Thomas Ikeler and David Spoont. Each of the members of the audit committee is “independent” as defined by the NYSE. The board of directors has determined that Mr. Lichtenstein qualifies as the audit committee “financial expert” as defined by SEC rules. During 2018, the audit committee held four meetings.

Independent Registered Public Accounting Firm

During the year ended December 31, 2018, Grant Thornton LLP served as our independent registered public accounting firm and provided certain tax and other services. Grant Thornton has served as our independent registered public accounting firm since our formation. We expect that Grant Thornton representatives will be present at the annual meeting of stockholders and they will have the opportunity to make a statement if they desire to do so. In addition, we expect that the Grant Thornton representatives will be available to respond to appropriate questions posed by stockholders. The audit committee will appoint Grant Thornton as our independent registered public accounting firm to audit our financial statements for the year ending December 31, 2019. The audit committee may, however, select a new independent registered public accounting firm at any time in the future in its discretion if it deems such decision to be in our best interests. Any such decision would be disclosed to our stockholders in accordance with applicable securities laws.

Pre-Approval Policies

In order to ensure that the provision of such services does not impair the auditors’ independence, the audit committee charter imposes a duty on the audit committee to pre-approve all auditing services performed for us by our independent auditors, as well as all permitted non-audit services. In determining whether to pre-approve services, the audit committee will consider whether the service is a permissible service under the rules and regulations promulgated by the SEC. The audit committee, may, in its discretion, delegate to one or more of its members the authority to pre-approve any audit or non-audit services to be performed by the independent auditors, provided any such approval is presented to and approved by the full audit committee at its next scheduled meeting.

All services rendered by Grant Thornton for the year ended December 31, 2018 were pre-approved in accordance with the policies and procedures described above.

Principal Independent Registered Public Accounting Firm Fees

The audit committee reviewed the audit and non-audit services performed by Grant Thornton, as well as the fees charged by Grant Thornton for such services. The aggregate fees billed to us for professional accounting services, including the audit of our annual financial statements by Grant Thornton for the years ended December 31, 2018 and 2017, are set forth in the table below.

	December 31,
	2018	2017
Audit fees	$392,515	$439,305
Audit-related fees	—	—
Tax fees	9,240	—
All other fees	—	—

Total	$401,755	$439,305

For purposes of the preceding table, Grant Thornton’s professional fees are classified as follows:

•

Audit fees – These are fees for professional services performed for the audit of our annual financial statements and other procedures performed by Grant Thornton in order for them to be able to form an opinion on our consolidated financial statements, as well as the required review of quarterly financial statements.

•

Audit-related fees – These are fees for assurance and related services that traditionally are performed by independent auditors, such as due diligence related to acquisitions and dispositions, attestation services that are not required by statute or regulation, internal control reviews and consultation concerning financial accounting and reporting standards.

•

Tax fees – These are fees for all professional services performed by professional staff in our independent auditor’s tax division, except those services related to the audit of our financial statements. These include fees for tax compliance, tax planning and tax advice, including federal, state and local issues. Services may also include assistance with tax audits and appeals before the IRS and similar state and local agencies, as well as federal, state and local tax issues related to due diligence.

•	All other fees – These fees cover services that are normally provided by independent auditors in connection with statutory and regulatory filings or engagements.

Report of the Audit Committee

The function of the audit committee is oversight of the financial reporting process on behalf of the board of directors. Management has responsibility for the financial reporting process, including the system of internal control over financial reporting, and for the preparation, presentation and integrity of our financial statements. In addition, the independent auditors devote more time and have access to more information than does the audit committee. Membership on the audit committee does not call for the professional training and technical skills generally associated with career professionals in the field of accounting and auditing. Accordingly, in fulfilling their responsibilities, it is recognized that members of the audit committee are not, and do not represent themselves to be, performing the functions of auditors or accountants.

In this context, the audit committee reviewed and discussed the 2018 audited financial statements with management, including a discussion of the quality and acceptability of our financial reporting, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The audit committee discussed with Grant Thornton, which is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, the matters required to be discussed under the Public Company Accounting Oversight Board Auditing Standard No. 1301. The audit committee received from Grant Thornton the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding Grant Thornton’s communications with the audit committee concerning independence, and discussed with Grant Thornton their independence from us. In addition, the audit committee considered whether Grant Thornton’s provision of non-audit services is compatible with Grant Thornton’s independence.

Based on these reviews and discussions, the audit committee recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2018 for filing with the SEC.

April 11, 2019	The Audit Committee of the Board of Directors: Gary Lichtenstein (Chairman), Thomas Ikeler and David Spoont

The Conflicts Committee

General

The members of our conflicts committee are David Spoont (Chairman), Gary Lichtenstein and Thomas Ikeler, all of whom are independent directors. Our charter empowers the conflicts committee to act on any matter delegable to a committee under Maryland law. If a matter cannot be delegated to a committee under Maryland law but the conflicts committee has determined that the matter at issue is such that the exercise of independent judgment by directors who are affiliates of our advisor could reasonably be compromised, both the board of directors and the conflicts committee must approve the matter. Among the duties of the conflicts committee are the following:

•	reviewing and reporting on our policies (see “ – Report of the Conflicts Committee – Review of Our Policies” below);

•	approving transactions with affiliates and reporting on their fairness to us (see “ – Report of the Conflicts Committee – Certain Transactions with Related Persons” below);

•	supervising and evaluating the performance and compensation of our advisor;

•	reviewing our expenses and determining that they are reasonable and within the limits prescribed by our charter;

•	approving borrowings in excess of limits set forth in our charter; and

•	discharging the board of directors’ responsibilities relating to compensation.

The primary responsibilities of the conflicts committee are enumerated in our charter. The conflicts committee does not have a separate committee charter. The conflicts committee held three meetings during 2018.

Oversight of Executive Compensation

As noted above, our conflicts committee discharges the board of directors’ responsibilities relating to the compensation of our executives. However, we currently do not have any paid employees and our executive officers do not receive any compensation directly from us. Our executive officers are officers and/or employees of, or hold an indirect ownership interest in, our advisor and/or its affiliates, and our executive officers are compensated by these entities. See “– Report of the Conflicts Committee – Certain Transactions with Related Persons” for a discussion of the fees paid to our advisor and its affiliates.

Report of the Conflicts Committee

Review of Our Policies

The conflicts committee has reviewed our policies and determined that they are in the best interest of our stockholders. Set forth below is a discussion of the basis for that determination.

Offering Policy. We ceased offering shares of common stock in our primary offering on February 6, 2016 because we believe we had raised sufficient funds to acquire a diversified portfolio of apartment properties to meet our stated investment objectives and terminating the primary offering was in the best interest of our stockholders. We continue to offer shares of common stock under our distribution reinvestment plan and may do so until our board of directors decides to terminate our distribution reinvestment plan. We expect to use substantially all of the net proceeds from the sale of shares under our distribution reinvestment plan for general corporate purposes, including, but not limited to, the repurchase of shares under our share redemption program; capital expenditures, tenant improvement costs and leasing costs related to our investments in real estate properties; reserves required by any financings of our investments; the acquisition of assets, which would include payment of acquisition fees to our advisor; and the repayment of debt. For the year ended December 31, 2018, we did not incur any costs in connection with our ongoing distribution reinvestment plan.

Acquisition and Investment Policies. Our business strategy has a particular focus on multifamily assets, although we may also purchase interests in other types of commercial property assets consistent with our investment objectives. We have acquired or may acquire (i) underperforming multifamily rental properties which we will renovate and stabilize in order to increase rents, (ii) distressed real estate owned by financial institutions, usually as a result of foreclosure, and non-performing or distressed loans, including first- and second-priority mortgage loans and other loans which we will resolve, and (iii) performing loans, including first- and second-priority mortgage loans and other loans we originate or purchase either directly or with a co-investor or joint venture partner. Affiliates of our advisor have extensive expertise with these types of real estate investments. We believe that there are sufficient acquisition opportunities that meet our investment focus and that our current acquisition and investment policies continue to be in the best interests of our stockholders.

Borrowing Policy. We have made our equity investments with cash and leveraged strategically to enhance our returns. Although there is no limit on the amount we can borrow to acquire a single real estate investment, we may not leverage our assets with debt financing such that our total liabilities exceed 75% of the aggregate cost of our assets unless a majority of our conflicts committee finds substantial justification for borrowing a greater amount. Examples of such a substantial justification include obtaining funds for the following: (i) to repay existing obligations, (ii) to pay sufficient distributions to maintain REIT status, or (iii) to buy an asset where an exceptional acquisition opportunity presents itself and the terms of the debt agreement and the nature of the asset are such that the debt does not increase the risk that we would become unable to meet our financial obligations as they became due. On a total portfolio basis, however, based on current lending market conditions, we anticipate that we will not leverage our assets with debt financing such that our total liabilities will be in excess of 65% to 75% of our assets (69% as of December 31, 2018).

We may obtain REIT-level financing through a line of credit from third-party financial institutions or other commercial lenders. Our assets will serve as collateral for this type of debt incurred to acquire real estate investments. In addition to debt financing at the REIT-level, we may also finance the acquisition costs of individual real estate investments, as well as the acquisition costs of all or a group of real estate investments acquired by us, by causing our subsidiaries to borrow directly from third-party financial institutions or other commercial lenders. Under these circumstances, our advisor anticipates that certain properties acquired will serve as collateral for the debt we incur to acquire those particular properties and that we will seek to obtain nonrecourse financing for the acquisition of the properties. However, there is no guarantee that our advisor will be successful in obtaining financing arrangements on a property-by-property basis and that the loans would be nonrecourse to us. Finally, we may also obtain seller financing with respect to specific assets that we acquire. As of December 31, 2018, we had approximately $578.8 million in outstanding debt. We believe the current borrowing policies are in the best interests of our stockholders because they provide us with an appropriate level of flexibility to purchase assets promptly and begin generating returns quickly, while limiting risk to stockholder capital associated with excessive leverage.

Disposition Policy. We are not required to hold a real estate investment for any particular minimum term before it is sold, refinanced or otherwise disposed of. After we have paid down any acquisition financing on a property, if and when the property has increased in value, we may refinance the property and distribute the proceeds, after fees, expenses and payment of other obligations and reserves, to our stockholders. The determination as to whether and when a particular real estate investment should be sold, refinanced or otherwise disposed of, will be made by our advisor after a consideration of relevant factors, including:

•	performance of the real estate investment;

•	market conditions;

•	the structure of the current financing and currently available refinancing;

•	achieving our principal investment objectives;

•	the potential for future capital appreciation;

•	cash flow; and

•	federal income tax considerations.

In addition, with respect to refinancing properties, our advisor will consider the amount of our initial cash investment and whether the property is subject to financing that comes due in a relatively short term. Our disposition policy provides us with the flexibility to time and structure property sales in a manner that optimizes our investment return. For this reason, we believe the current disposition policy is in the best interests of our stockholders.

Policy Regarding Working Capital Reserves. We establish an annual budget for capital requirements and working capital reserves each year that we update periodically during the year. We initially allocated a portion of the funds we raised in our initial public offering to preserve capital by supporting the maintenance and viability of the properties we have acquired and those properties that we may acquire in the future. We may also use debt proceeds, our cash flow from operations and proceeds from our distribution reinvestment plan to meet our needs for working capital and to build a moderate level of cash reserves.

Policy Regarding Operating Expenses. We have the responsibility of limiting total operating expenses to no more than the greater of 2% of our average invested assets or 25% of our net income, as these terms are defined by our charter, unless the conflicts committee has determined that such excess expenses were justified based on unusual and non-recurring factors. For the four consecutive quarters ended December 31, 2018, total operating expenses represented 1.67% of average invested assets and we had a net loss of $35.4 million during the year ended December 31, 2018. Operating expenses for the four fiscal quarters ended December 31, 2018, did not exceed the charter imposed limitation.

Liquidation or Listing Policy. We anticipate providing our stockholders with a liquidity event or events by some combination of the following: (i) liquidating all, or substantially all, of our assets and distributing the net proceeds to our stockholders; or (ii) listing of our shares for trading on an exchange. If we do not begin the process of liquidating our assets or listing our shares by February 2022, unless a majority of our board of directors and a majority of our independent directors vote to set a future date for listing or liquidating beyond February 2022, upon the request of stockholders holding 10% or more of our outstanding shares of common stock, our charter requires that we hold a stockholder meeting to vote on a proposal for our orderly liquidation. Prior to any stockholder meeting, our directors would evaluate whether to recommend the proposal to our stockholders and, if they so determine, would recommend the proposal and their reasons for doing so. The proposal would include information regarding appraisals of our portfolio. If our stockholders did not approve the proposal, we would obtain new appraisals and resubmit the proposal to our stockholders up to once every two years upon the written request of stockholders owning 10% of our outstanding common stock.

Once we commence liquidation, we would begin an orderly sale of our properties and other assets. The precise timing of such sales will depend on the prevailing real estate and financial markets, the economic conditions in the areas where our properties are located and the federal income tax consequences to our stockholders. In making the decision to liquidate or apply for listing of our shares, our directors will try to determine whether liquidating our assets or listing our shares will result in greater value for stockholders.

Policy regarding Transactions with Affiliates. Our charter requires our conflicts committee, which consists of all of our independent directors, to review and approve all transactions between us and our advisor, any of our officers or directors or any of their affiliates. Prior to entering into a transaction with a related party, a majority of the conflicts committee must conclude that the transaction is fair and reasonable to us and on terms and conditions not less favorable to us than those available from unaffiliated third parties. In addition, our Code of Conduct and Ethics lists examples of types of transactions with related parties that would create prohibited conflicts of interest and requires our officers and directors to be conscientious of actual and potential conflicts of interest with respect to our interests and to seek to avoid such conflicts or handle such conflicts in an ethical manner at all times consistent with applicable law. Our executive officers and directors are required to report potential and actual conflicts to a designated compliance officer, currently the compliance officer of our advisor, or, if the compliance officer is affected by the conflict, directly to the chairman of our conflicts committee.

Certain Transactions with Related Persons

The conflicts committee has reviewed the material transactions between our affiliates and us since the beginning of 2017 as well as any such currently proposed transactions. Set forth below is a description of such transactions and the conflicts committee’s report on their fairness.

Our executive officers, Alan F. Feldman, Steven R. Saltzman and Shelle Weisbaum, are also executive officers of our advisor, Resource Real Estate Opportunity Advisor II, LLC, and our property manager, Resource Real Estate Opportunity Manager II, LLC. Mr. Feldman, who is also one of our directors, is a manager of our advisor and our property manager. Each of these individuals are also employed by Resource America, Inc. (“RAI”), which indirectly owns our advisor, our property manager, and the dealer manager of our initial public offering, Resource Securities LLC. RAI is a wholly-owned subsidiary of C-III Capital Partners LLC (“C-III”), a leading commercial real estate services company engaged in a broad range of activities. C-III controls both our advisor and our property manager. George E. Carleton, our President, Chief Operating Officer and one of our directors, is President and a manager of our advisor and an executive officer of RAI and C-III. US Residential Group, LLC (“USRG”), a wholly owned subsidiary of C-III and an affiliate of RAI, is a property management company that our property manager has subcontracted with to manage most of the real estate assets that we own. The senior managers and employees of USRG, acting through our Manager, assist in providing property management as well as construction management services to us.

Our Relationship with our Advisor

We have entered into an advisory agreement with our advisor pursuant to which our advisor is responsible for managing, operating, directing and supervising the operations and administration of us and our assets. Pursuant to the terms of the advisory agreement, our advisor is entitled to specified fees upon the provision of certain services, including payment of acquisition fees, asset management fees, disposition fees, debt financing fees and reimbursement of certain expenses related to our offerings and our operations, including organization and offering expenses, acquisition expenses and operating expenses.

We pay our advisor an acquisition fee of 2.0% of the cost of investments acquired plus any capital expenditure reserves allocated, or the amount funded by us to acquire or originate loans, including acquisition expenses and any debt attributable to such investments. For the years ended December 31, 2018 and 2017, our advisor earned approximately $0 and $1.9 million respectively, in acquisition fees, all of which had been paid to our advisor as of December 31, 2018.

We pay our advisor a monthly asset management fee equal to one-twelfth of 1.0% of the cost of each asset, without deduction for depreciation, bad debts or other non-cash reserves. The asset management fee is based only on the portion of the costs or value attributable to our investment in an asset if we do not own all or a majority of an asset and do not manage or control the asset. For the years ended December 31, 2018 and 2017, our advisor earned approximately $9.8 million and $9.4 million respectively, in asset management fees, all of which had been paid to our advisor as of December 31, 2018.

We pay our advisor a debt financing fee upon obtaining or assuming any debt financing for which our advisor provided substantial services equal to 0.5% of the amount available under the obtained or assumed financing. For the years ended December 31, 2018 and 2017, our advisor earned approximately $0.1 million and $0.5 million respectively, in debt financing fees, all of which had been paid to our advisor as of December 31, 2018.

We pay our advisor a disposition fee in connection with of the sale of a property equal to the lesser of one-half of the aggregate brokerage commission paid, or if none is paid, 2.0% of the contract sales price. No properties were sold during the years ended December 31, 2018 and 2017 and, therefore, no disposition fees were earned.

We also reimburse our advisor for expenses incurred in connection with its provision of services to us, including our allocable share of costs for advisor personnel and overhead, including allocable personnel salaries and other employment expenses. However, we do not reimburse our advisor or its affiliates for employee costs in connection with services for which our advisor earns acquisition fees or disposition fees. For the years ended December 31, 2018 and 2017, our advisor charged approximately $3.7 million and $3.9 million, respectively, to us for these operating expenses, of which approximately $0.1 million and $1,000 was unpaid and due to our advisor as of December 31, 2018 and 2017, respectively. Included in the operating expenses reimbursed to our advisor during the year ended December 31, 2018 was $569,166 for a portion of the compensation paid in 2018 to Mr. Feldman, $85,140 for a portion of the compensation paid in 2018 to Mr. Saltzman and $101,299 for a portion of the compensation paid in 2018 to Ms. Weisbaum. Included in the operating expenses reimbursed to our advisor during the year ended December 31, 2017 was $570,807 for a portion of the compensation paid in 2017 to Mr. Feldman, $88,523 for a portion of the compensation paid in 2017 to Mr. Saltzman, $66,346 for a portion of the compensation paid in 2017 to Mr. Finkel, our former president, and $101,192 for a portion of the compensation paid in 2017 to Ms. Weisbaum.

The conflicts committee considers our relationship with our advisor during 2018 to be fair. The conflicts committee believes that the amounts paid and payable to the advisor under the advisory agreement are similar to those paid by other publicly offered, unlisted, externally advised REITs and that this compensation is necessary in order for our advisor to provide the desired level of services to us and our stockholders.

Our Relationship with our Property Manager

We have entered into a management agreement with our property manager pursuant to which it manages real estate properties and real estate-related debt investments and coordinates the leasing of, and manages construction activities related to, some of our real estate properties. Pursuant to the terms of the management agreement, our property manager is entitled to specified fees upon the provision of certain services, including payment of property management, construction management and debt servicing fees. For the years ended December 31, 2018 and 2017, our property manager earned approximately $3.9 million and $3.4 million, respectively, in property management fees. As of December 31, 2018 and 2017, a total of approximately $0.3 million of property management fees was unpaid and due to our property manager. For the years ended December 31, 2018 and 2017, our property manager earned approximately $0.9 million and $1.0 million, respectively, in construction management fees, all of which had been paid to our property manager as of December 31, 2018.

During the ordinary course of business, our property manager or other affiliates of RAI may pay certain shared information technology fees, operating expenses and construction payroll expenses on our behalf. Reimbursable expenses charged by our property manager or its affiliates during the year ended December 31, 2018 totaled approximately $201,000. Reimbursable expenses payable to our property manager or its affiliates as of December 31, 2018 totaled approximately $97,000.

The conflicts committee believes that this arrangement with our property manager is fair and reasonable and on terms and conditions no less favorable to us than those available from unaffiliated third parties.

Other Transactions involving Affiliates

Our properties participate in a property loss self-insurance pool with other properties directly and indirectly managed by RAI and C-III, which is backed by a catastrophic insurance policy. Substantially all of the receivables from related parties represent insurance deposits held in escrow by RAI and C-III related to the self-insurance pool which, if unused, will be returned to us. The pool covers losses up to $2.5 million in aggregate, after a $25,000 deductible per incident. Claims beyond the insurance pool limits will be covered by the catastrophic insurance policy, which covers claims up to $250.0 million, after either a $25,000 or $100,000 deductible per incident, depending on location and/or type of loss. During the years ended December 31, 2018 and 2017, we paid $622,483 and $403,180, respectively, into the insurance pools.

We participate in a liability insurance program for directors and officers coverage with other C-III-managed entities and subsidiaries for coverage up to $100.0 million. We paid premiums of approximately $240,000 in connection with this insurance program during the year ended December 31, 2018.

RAI performs internal audit services for us, for which we paid RAI approximately $25,000 and $18,000, respectively, in internal audit fees during the years ended December 31, 2018 and 2017.

We utilize the services of The Planning and Zoning Resource Company, an affiliate of C-III, for zoning reports for acquisitions. We did not pay for such services during the year ended December 31, 2018 and paid approximately $2,000 for such services during the year ended December 31, 2017.

We utilize the services of a printing company, Graphic Images, LLC (“Graphic Images”), whose principal owner is the father of RAI’s Chief Financial Officer. We incurred expenses of approximately $5,000 and $9,000, respectively, related to services provided by Graphic Images during the years ended December 31, 2018 and 2017, of which approximately $9,000 was due and payable as of December 31, 2017.

Allocation of Investment Opportunities

We rely on our advisor, and its executive officers and our sponsor’s real estate professionals to identify suitable multifamily investment opportunities for us. Our advisor’s executive officers and our sponsor’s and its affiliates’ real estate professionals are also key employees of RAI, and/or the advisors to other Resource Real Estate-sponsored programs. As such, the other Resource Real Estate-sponsored programs (collectively “Resource Affiliated Programs”), especially those that are currently raising and/or investing offering proceeds, if any, rely on many of the same key real estate professionals for their multifamily investment opportunities. Many investment opportunities that are suitable for us may also be suitable for other Resource Affiliated Programs. Our sponsor has established an Allocation Committee (the “Resource Allocation Committee”) which reviews each potential multifamily investment opportunity and determines for which Resource Affiliated Program, including us, it is best suited. The Resource Allocation Committee will consider the investment objectives, portfolio and criteria of each program and its conflict resolution procedures if an investment is suitable for more than one program. As a result, these Resource Real Estate professionals could direct attractive investment opportunities to other Resource Affiliated Programs.

In the event that an opportunity is equally suitable for us and another program sponsored by Resource Real Estate, the Resource Allocation Committee may allocate opportunities on an alternating basis with the view that, overall, we and programs sponsored by Resource Estate would be treated equitably. Alternatively, the investment may be allocated among us and the other party in proportion to the relative amounts of the investment sought by each. Such co-investments must be approved by the vote of the conflicts committee.

Our advisory agreement requires that our advisor inform the conflicts committee each quarter of the investments that have been purchased by other Resource Real Estate programs for whom our advisor or one of its affiliates serves as an investment adviser so that the conflicts committee can evaluate whether we are receiving our fair share of opportunities. Our advisor’s success in generating investment opportunities for us and the fair allocation of opportunities among Resource Real Estate programs are important factors in the conflicts committee’s determination to continue or renew our arrangements with our advisor and its affiliates. The conflicts committee has a duty to ensure that favorable investment opportunities are not disproportionately allocated to other Resource Real Estate-sponsored programs.

The conflicts committee considers the process and the decisions made by the Resource Allocation Committee to be fair and reasonable.

April 11, 2019	The Conflicts Committee of the Board of Directors: David Spoont (Chairman), Gary Lichtenstein and Thomas Ikeler

Nomination of Directors

General

We do not have a standing nominating committee. Unless otherwise provided by Maryland law, the board of directors is responsible for selecting its own nominees and recommending them for election by our stockholders, provided that the conflicts committee is responsible for identifying and nominating replacements for vacancies among our independent director positions. Unless filled by a vote of our stockholders as permitted by the Maryland General Corporation Law, a vacancy that results from the removal of a director will be filled by a vote of a majority of the remaining directors. Any vacancy on the board of directors for any other cause will be filled by a vote of a majority of the remaining directors, even if such majority vote is less than a quorum. The board of directors believes that the primary reason for creating a standing nominating committee is to ensure that candidates for independent director positions can be evaluated under a process free from conflicts of interest with us. Because nominations for vacancies in independent director positions are handled by a committee composed only of independent directors, the board of directors has determined that the creation of a standing nominating committee is not necessary. We do not have a charter that governs the director nomination process.

Board Membership Criteria

With respect to filling vacancies for independent director positions, the conflicts committee reviews the appropriate experience, skills and characteristics required of directors in the context of the then-current membership of the board of directors. The full board of directors annually conducts a similar review with respect to all director nominations. This assessment includes, in the context of the perceived needs of the board of directors at that time, issues of knowledge, experience, judgment and skills, such as an understanding of the real estate and real estate finance industry or accounting or financial management expertise. The board of directors seeks to nominate directors with diverse backgrounds, experiences and skill sets that complement each other so as to maximize the collective knowledge, experience, judgment and skills of the entire board of directors. The board of directors assesses its effectiveness in achieving this goal annually, in part, by reviewing the diversity of the skill sets of the directors and determining whether there are any deficiencies in the board of directors’ collective skill set that should be addressed in the nominating process. The board of directors made such an assessment in connection with director nominations for the 2019 annual stockholders’ meeting and determined that the composition of the current board of directors satisfies its diversity objectives.

Other considerations in director nominations include the candidate’s independence from conflict with us and the ability of the candidate to attend board meetings regularly and to devote an appropriate amount of time in preparation for those meetings. It also is expected that independent directors nominated by the conflicts committee will be individuals who possess a reputation and hold positions or affiliations befitting a director of a publicly held company and who are actively engaged in their occupations or professions or are otherwise regularly involved in the business, professional or academic community. Moreover, as required by our charter, at least one of our independent directors must have at least three years of relevant real estate experience, and each director who is not an independent director must have at least three years of relevant experience demonstrating the knowledge and experience required to successfully acquire and manage the type of assets we acquire and manage.

Selection of Directors

Unless otherwise provided by Maryland law, the board of directors is responsible for selecting its own nominees and recommending them for election by the stockholders, provided that the conflicts committee must nominate replacements for any vacancies among the independent director positions. All director nominees stand for election by the stockholders annually.

In nominating candidates for the board of directors, the board of directors (or the conflicts committee, as appropriate) solicits candidate recommendations from its own members and from the management of our advisor. The board of directors and the conflicts committee may also engage the services of a search firm to assist in identifying potential director nominees.

The board of directors and the conflicts committee will consider recommendations made by stockholders for director nominees who meet the established director criteria set forth above. In order to be considered for nomination, recommendations made by stockholders must be submitted within the timeframe required to request a proposal to be included in the proxy materials. See “Stockholder Proposals” on page 23. In evaluating the persons recommended as potential directors, the board of directors (or the conflicts committee, as appropriate) will consider each candidate without regard to the source of the recommendation and take into account those factors that they determine are relevant. Stockholders may directly nominate potential directors (without the recommendation of the committee) by satisfying the procedural requirements for such nomination as provided in Article II, Section 2.12 of our bylaws. Any stockholder may request a copy of our bylaws free of charge by calling 1-866-469-0129.

Stockholder Communications with the Board of Directors

We have established several means for stockholders to communicate concerns to the board of directors. If the concern relates to our financial statements, accounting practices, or internal controls, stockholders should submit the concern in writing to the chairman of our audit committee in care of our Secretary at our headquarters address. If the concern relates to our governance practices, business ethics, or corporate conduct, stockholders should submit the concern in writing to the chairman of our conflicts committee in care of our Secretary at our headquarters address. If uncertain as to which category a concern relates, a stockholder may communicate the concern to any one of the independent directors in care of our Secretary.

Stockholders also may communicate concerns with our directors at our annual meeting. Although we do not have a policy regarding the attendance of our directors at annual meetings of our stockholders, we expect that the Chairman of our Board will be present at all such meetings. We expect all of our directors to be present at our 2019 annual meeting. All of our directors were present, in person or via telephone, at our 2018 annual meeting.

Executive Officers and Directors

We have provided below certain information about our executive officers and directors. All of our directors have terms expiring on the date of the 2019 annual meeting and are being nominated for re-election to serve until the 2020 annual meeting and until his or her successor is elected and qualified.

Name*	Age**	Positions
Alan F. Feldman	55	Chairman of the Board, Chief Executive Officer and Director
George E. Carleton	61	President, Chief Operating Officer and Director
Thomas J. Ikeler	63	Independent Director
Gary Lichtenstein	70	Independent Director
David Spoont	60	Independent Director
Steven R. Saltzman	55	Chief Financial Officer, Senior Vice President and Treasurer
Shelle Weisbaum	58	Chief Legal Officer, Senior Vice President and Secretary

*	The address of each executive officer and director listed is 1845 Walnut Street, 18th Floor, Philadelphia, Pennsylvania 19103.
**	As of April 1, 2019.

Alan F. Feldman has been our Chief Executive Officer since October 2012 and a director since our formation in September 2012. Mr. Feldman has also served as the Chief Executive Officer and manager of our advisor since its formation in October 2012. In addition, Mr. Feldman has served as a director and Chief Executive Officer of Resource Real Estate Opportunity REIT, Inc. (“Resource Opportunity REIT”) since June 2009, and Resource Real Estate since May 2004, and as a Senior Vice President of RAI since August 2002. Mr. Feldman has served as a trustee and Chief Executive Officer of Resource Real Estate Diversified Income Fund since November 2012 and as a trustee and Chief Executive Officer of Resource Income Credit Fund since February 2015. Mr. Feldman has also served as the Chief Executive Officer and chairman of Resource Apartment REIT III, Inc. (“Resource Apartment REIT III”) since June 2017 and served as its Chief Operating Officer and President from January 2016 to June 2017. Mr. Feldman has served as a director of Resource Income Opportunity REIT, Inc. (“Resource IO REIT”) since July 2014. In addition, as a result of his positions within RAI, Mr. Feldman serves as a director for various wholly owned subsidiaries of RAI and its affiliates. From 1998 to 2002, Mr. Feldman was a Vice President at Lazard Freres & Co., an investment banking firm specializing in real estate matters. From 1992 through 1998, Mr. Feldman was an Executive Vice President of the Pennsylvania Real Estate Investment Trust and its predecessor, The Rubin Organization. From 1990 to 1992, Mr. Feldman was a director at Strouse, Greenberg & Co., a regional full service real estate company. From 1986 through 1988, Mr. Feldman was an engineer at Squibb Corporation. Mr. Feldman received a Bachelor of Science degree and Master of Science degree from Tufts University, and a Master of Business Administration, Real Estate and Finance concentration degree from The Wharton School, University of Pennsylvania.

The board of directors has determined that it is in the best interests of our company and our stockholders for Mr. Feldman, in light of his day-to-day company-specific operational experience, significant finance and market experience, and his real estate investment trust experience, to serve as one of our directors.

George E. Carleton has been one of our directors since September 2016 and has served as our President and Chief Operating Officer since June 2017. He has also served as Chief Operating Officer and President of Resource Opportunity REIT and Resource Apartment REIT III since June 2017. Mr. Carleton has served as a director of Resource Opportunity REIT, Inc. since September 2016 and has served as a director of Resource Apartment REIT III, Inc. since April 2018. Mr. Carleton has served as President of Resource Real Estate Opportunity Advisor, LLC, Resource Real Estate Opportunity Advisor II, LLC and Resource REIT Advisor, LLC since June 2017. Mr. Carleton has served as an Executive Vice President of RAI since September 2016 and an Executive Managing Director of Island Capital Group LLC (“Island”), which he joined when the company was formed in 2003. Island is a commercial real estate merchant banking firm headquartered in New York, New York. Since its formation in 2010, Mr. Carleton has also served as an Executive Managing Director of C-III Capital Partners LLC (“C-III”), which is externally managed by Island. Prior to joining Island, Mr. Carleton was a Senior Managing Director of Insignia Financial Group, Inc. (NYSE: IFS), which was a publicly traded commercial real estate services company that merged with CB Richard Ellis in 2003. Before joining Insignia in 1993, he held various positions at Travelers Insurance Real Estate Department, which he joined in 1981. Mr. Carleton received a B.S. degree from Florida Atlantic University in 1981 and an M.S. degree from American University in 1988.

The board of directors has determined that it is in the best interests of our company and our stockholders for Mr. Carleton, in light of his significant experience in commercial real estate and real estate-related debt, to serve as a director on the board of directors.

Thomas J. Ikeler has been one of our directors since November 2013. Mr. Ikeler also served as an independent director for Resource Opportunity REIT from September 2009 until February 2014. Since November 2014, Mr. Ikeler serves as Executive Vice President, Chief Investment Officer and Partner of PN Hoffman, a Washington, DC based mixed-use and residential real estate developer and from January 2010 to November 2014, Mr. Ikeler served as Managing Director, Capital Markets of Penzance, a private equity real estate investment and operating company, based in Washington, DC, and was one of four members of its Executive Committee. He was involved with all aspects of the firm’s investment activities, including acquisitions, development and capital placement. Immediately prior to that, from January 2009 to January 2010, Mr. Ikeler was President of K2 Capital Advisors, LLC, a boutique advisory practice that assisted real estate companies in selling or capitalizing existing assets and new acquisitions. From 2005 to 2009, Mr. Ikeler served as Managing Director of Jones Lang LaSalle, one of the largest global real estate service firms with 180 offices in 60 countries and over 36,000 employees, where he specialized in commercial property and multifamily equity and debt financing. From 1999 to 2005, he served as Managing Director of Aegis Realty Consultants, the real estate banking affiliate of Berwind Property Group, which owns and operates more than 25,000 apartment units and 100 communities. From 1997 to 1999, Mr. Ikeler served as Vice President/Corporate Finance for Security Capital Group and Senior Vice President for a subsidiary. From 1994 to 1997, he established a real estate investment and advisory firm that targeted “off market” opportunities and advised institutional owners and operators of real estate, which included serving as lead outside advisor to RF&P Corporation, a private REIT owned by the Virginia Retirement System. He received his Bachelor of Arts degree from Bucknell University and his Master in Business Administration from Harvard University.

The board of directors has determined that it is in the best interests of our company and our stockholders for Mr. Ikeler, in light of his significant experience in finance and real estate markets and his expertise in commercial property and multifamily equity and debt financing, to serve as one of our directors.

Gary Lichtenstein has been one of our directors since November 2013. Mr. Lichtenstein has also served as an independent director for Resource Opportunity REIT since September 2009. Mr. Lichtenstein served as a partner of Grant Thornton LLP, a registered public accounting firm, from 1987 to July 2009. He worked at Grant Thornton LLP from 1974 to 1977 and served as a manager at Grant Thornton LLP from 1977 to 1987. Prior to joining Grant Thornton LLP, Mr. Lichtenstein served as an accountant for Soloway & von Rosen CPA from 1970 to 1974 and for Touche Ross Bailey & Smart from 1969 to 1970. Mr. Lichtenstein served on the Board of Directors of Atlas Resources, LLC from September 2016 to September 2018. He received his Bachelor of Business Administration and his Juris Doctor degree from Cleveland State University.

The board of directors has determined that it is in the best interests of our company and our stockholders for Mr. Lichtenstein, in light of his public company accounting and financial reporting expertise, to serve as one of our directors.

David Spoont has been one of our directors since November 2013. Mr. Spoont has also served as a director of Resource Apartment REIT III since January 2016. Since, January 2012, Mr. Spoont has served as President and Founder of Haverford Capital Management, Inc., a Plymouth Meeting, Pennsylvania headquartered company providing assistance to real estate companies with equity raising, financing and the disposition of assets. Immediately prior to this, from February 2008 to January 2010, Mr. Spoont was Senior Vice President of Finance and Dispositions for Urdang Capital Management, Inc. (now CenterSquare Investment Management Holdings, Inc., a BNY Mellon company) where he was responsible for its capital markets activities and oversaw dispositions, financings and debt restructurings. From February 1995 to January 2008, Mr. Spoont worked for Brandywine Construction and Management, Inc., a Philadelphia based developer and owner/operator of apartments, where during his last several years there, he served as Chief Investment Officer. He received his Bachelor of Science degree in Finance and Economics from Lehigh University and his Master of Business Administration from the University of Pittsburgh. Mr. Spoont is also a licensed real estate broker in the Commonwealth of Pennsylvania and a former member of the Mortgage Bankers Association. Mr. Spoont has served as an Adjunct Professor at the Villanova University School of Business since May 2014.

The board of directors has determined that it is in the best interests of our company and our stockholders for Mr. Spoont, in light of his significant experience in finance and real estate markets and his expertise in commercial property and multifamily equity and debt financing, to serve as one of our directors.

Steven R. Saltzman has been our Chief Financial Officer, Senior Vice President and Treasurer since October 2012. Mr. Saltzman has also served as Chief Financial Officer, Senior Vice President and Treasurer for our advisor since its formation in October 2012 and in the same capacities for Resource Opportunity REIT since June 2009, and for Resource Apartment REIT III since July 2015. In addition, Mr. Saltzman has served as Senior Vice President and Chief Financial Officer of Resource Real Estate since January 2014; he previously held the positions of Vice President and Controller since May 2004. From 1999 to 2003, Mr. Saltzman was Controller at WP Realty, Inc., a regional developer and property manager specializing in community shopping centers. Mr. Saltzman began his real estate career in 1988 as a Property Controller at The Rubin Organization, a predecessor to the Pennsylvania Real Estate Investment Trust. Mr. Saltzman began his professional career at Price Waterhouse from 1985 to 1988. Mr. Saltzman earned a Bachelor of Science degree from The Wharton School, University of Pennsylvania. Mr. Saltzman is both a Certified Public Accountant and a Certified Management Accountant.

Shelle Weisbaum has been our Chief Legal Officer, Senior Vice President and Secretary since October 2012. Ms. Weisbaum has also served as Chief Legal Officer, Senior Vice President and Secretary of our advisor since its formation in October 2012. Ms. Weisbaum has been Chief Legal Officer, Senior Vice President and Secretary of Resource Opportunity REIT since June 2009 and of Resource Apartment REIT III since July 2015. Ms. Weisbaum has also served as Executive Vice President, since April 2017, Senior Vice President, since January 2014, and General Counsel and Secretary, since August 2007, of Resource Real Estate. Previously she held the position of Vice President of Resource Real Estate from August 2007 to December 2013. Ms. Weisbaum has also served as the Chief Legal Officer, Senior Vice President and Secretary of Exantas Capital Corp. since September 2016. Ms. Weisbaum joined Resource Real Estate in October 2006 from Ledgewood Law, a Philadelphia-based law firm, where she practiced commercial real estate law from 1998 to 2006 as an associate and later as a partner of the firm. Prior to Ledgewood, from 1987 to 1998, Ms. Weisbaum was Vice President and Assistant General Counsel at the Philadelphia Stock Exchange. Ms. Weisbaum received a Bachelor of Science degree in Business Administration from Boston University and a Juris Doctor degree from Temple University.

Compensation of Executive Officers

Our executive officers do not receive compensation directly from us for services rendered to us. Our executive officers are also officers of our advisor and its affiliates and are compensated by these entities, in part, for their services to us. Under the terms of our advisory agreement, our advisor is responsible for providing our day-to-day management, subject to the authority of our board of directors. See “– The Conflicts Committee – Report of the Conflicts Committee – Certain Transactions with Related Persons” for a discussion of the fees paid and expenses reimbursed to our advisor and its affiliates in connection with managing our operations.

Compensation of Directors

We have provided below certain information regarding compensation paid to or earned by our directors during the year ended December 31, 2018.

Name	Fees Earned or Paid in Cash ($)	All Other Compensation ($)	Total ($)
Alan F. Feldman (1)	—	—	—
George E. Carleton (1)	—	—	—
Thomas J. Ikeler	$33,000	—	$33,000
Gary Lichtenstein	$44,000	—	$44,000
David Spoont	$37,550	—	$37,550

(1)	Directors who are not independent of us do not receive compensation for services rendered as a director.

Cash Compensation

We pay each of our independent directors:

•	an annual retainer of $25,000 ($30,000 for the chairman of the audit committee);

•	$1,000 per each board meeting attended in person;

•	$1,000 per each committee meeting attended in person, except that the chairman of the committee is paid $2,000 for each meeting attended in person;

•	$500 per each board meeting attended by telephone; and

•	$500 per each committee meeting attended by telephone, except that the chairman of the committee is paid $1,000 for each meeting attended by telephone.

All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at meetings of the board of directors.

STOCK OWNERSHIP

The following table sets forth the beneficial ownership of our common stock as of April 18, 2019 for each person or group that holds more than 5% of our common stock, for each director and executive officer and for our directors and executive officers as a group. To our knowledge, each person listed below that beneficially owns our shares has sole voting and dispositive power with regard to such shares and has not pledged any of the shares as security.

Name of Beneficial Owner(1)	Number of Shares Beneficially Owned		Percent of All Shares(3)
Alan F. Feldman, Chief Executive Officer and Director	145,221	(2)	0.24%
George E. Carleton, President, Chief Operating Officer and Director	137,433	(2)	0.22%
Steven R. Saltzman, Chief Financial Officer, Senior Vice President and Treasurer	253		*
Shelle Weisbaum, Chief Legal Officer, Senior Vice President and Secretary	—		—
Thomas J. Ikeler, Independent Director	—		—
Gary Lichtenstein, Independent Director	1,298	*
David Spoont, Independent Director	7,249	*
All directors and officers as a group	154,020		0.25%

*	Less than 0.1%
(1)	The address for each beneficial owner is 1845 Walnut Street, 18th Floor, Philadelphia, Pennsylvania 19103.
(2)

Includes 137,433 shares held by Resource Real Estate Opportunity Advisor II, LLC as of April 18, 2019, through which Messrs. Feldman and Carleton, as directors, have investment discretion. Messrs. Feldman and Carleton disclaim beneficial ownership of these shares.

(3)	Based on 61,285,306 shares of common stock outstanding as of April 18, 2019.

Section 16(a) Beneficial Ownership Reporting Compliance

Under U.S. securities laws, directors, executive officers and any persons beneficially owning more than 10% of our common stock are required to report their initial ownership of the common stock and most changes in that ownership to the SEC. The SEC has designated specific due dates for these reports, and we are required to identify in this proxy statement those persons who did not file these reports when due. Based solely on our review of copies of the reports filed with the SEC and written representations of our directors and executive officers, we believe all persons subject to these reporting requirements filed the reports on a timely basis in 2018.

PROPOSAL 1.     ELECTION OF DIRECTORS

At the annual meeting, you and the other stockholders will vote on the election of all five members of our board of directors. Those persons elected will serve as directors until the 2020 annual meeting and until their successors are duly elected and qualified. The board of directors has nominated the following people for re-election as directors:

• Alan F. Feldman	• Thomas J. Ikeler
• George E. Carleton	• David Spoont
• Gary Lichtenstein

Each of the nominees for director is a current member of our board of directors. Detailed information on each nominee is provided on pages 16 through 18.

Vote Required

Under our charter, a majority of the shares entitled to vote and present in person or by proxy at an annual meeting at which a quorum is present is required for the election of the directors. This means that, of the shares entitled to vote and present in person or by proxy at an annual meeting, a director nominee needs to receive affirmative votes from a majority of such shares in order to be elected to the board of directors. Because of this majority vote requirement, “withhold” votes will have the effect of a vote against each nominee for director. Broker non-votes, since they are not entitled to vote, will have no effect on the determination of this proposal. If an incumbent director nominee fails to receive the required number of votes for reelection, then under Maryland law, he will continue to serve as a “holdover” director until his or her successor is duly elected and qualified.

The appointed proxies will vote your shares of common stock as you instruct. If you submit a proxy card with no further instructions, the appointed proxies will vote your shares FOR all of the director nominees listed above. If any nominee becomes unable or unwilling to stand for re-election, the board of directors may reduce its size or designate a substitute. If a substitute is designated, proxies voting on the original nominee will be cast for the substituted nominee.

Whether you plan to attend the meeting and vote in person or not, we urge you to have your vote recorded. Stockholders have the following three options for submitting their votes by proxy: (1) via the Internet, (2) by telephone or (3) by mail, using the enclosed proxy card. YOUR VOTE IS VERY IMPORTANT! Your immediate response will help avoid potential delays and may save us significant additional expenses associated with soliciting stockholder votes.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” ALL

NOMINEES LISTED FOR REELECTION AS DIRECTORS.

PROPOSAL 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

At the annual meeting, you and the other stockholders will vote on the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2019.

During the year ended December 31, 2018, Grant Thornton LLP served as our independent registered public accounting firm and provided certain tax and other services. Grant Thornton LLP has served as our independent registered public accounting firm since our formation. The audit committee will appoint Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2019. The audit committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm. In making its determination regarding whether to appoint or retain a particular independent registered public accounting firm, the audit committee takes into account the opinions of management and our internal auditors in assessing the independent registered public accounting firm’s qualifications, performance and independence.

Although not required by law or our governance documents, we believe ratification of this appointment is good corporate practice because the audit of our books and records is a matter of importance to our stockholders. Even if the appointment of Grant Thornton LLP is ratified, the audit committee may, however, select a new independent registered public accounting firm at any time in the future in its discretion if it deems such decision to be in our best interest. Any such decision would be disclosed to our stockholders in accordance with applicable securities laws. If the appointment of Grant Thornton LLP is not ratified by our stockholders, the audit committee may consider whether it should appoint another independent registered public accounting firm.

Vote Required

Under our bylaws, a majority of the votes cast at an annual meeting at which a quorum is present is required for the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2019. Abstentions will not count as votes actually cast with respect to determining if a majority vote is obtained under our bylaws and will have no effect on the determination of this proposal.

The appointed proxies will vote your shares of common stock as you instruct. If you submit a proxy card with no further instructions, the appointed proxies will vote your shares FOR the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2019.

Whether or not you plan to attend the annual meeting and vote in person, we urge you to have your vote recorded. Stockholders have the following three options for submitting their votes by proxy: (1) via the Internet, (2) by telephone or (3) if you receive a paper copy of our proxy materials, by mail, using the paper proxy card. YOUR VOTE IS VERY IMPORTANT! Your immediate response will help avoid potential delays and may save us significant additional expenses associated with soliciting stockholder votes.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF

THE APPOINTMENT OF GRANT THORNTON LLP AS OUR INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2019.

STOCKHOLDER PROPOSALS

Any proposals by stockholders for inclusion in proxy solicitation material for the next annual meeting must be received by our secretary, Shelle Weisbaum, at our executive offices no later than December 31, 2019. However, if we hold our 2020 annual meeting before June 17, 2020 or after August 16, 2020, stockholders must submit proposals for inclusion in our 2020 proxy statement within a reasonable time before we begin to print our proxy materials. The mailing address of our executive offices is 1845 Walnut Street, 18th Floor, Philadelphia, Pennsylvania 19103. If a stockholder wishes to present a proposal at the 2020 annual meeting, whether or not the proposal is intended to be included in the 2020 proxy materials, our bylaws require that the stockholder give advance written notice to our secretary by January 30, 2020. In the event that the date of the mailing of the notice of the next annual meeting is advanced or delayed more than 30 days from the first anniversary of the mailing of the notice for this year’s annual meeting, notice by the stockholder to be timely must be so delivered not later than the 90th day prior to the date of mailing of the notice for such annual meeting, or if the first public announcement of the date of such annual meeting is made less than 100 days prior to the date of such annual meeting, the tenth day following the day on which public announcement of the date of mailing of the notice for such meeting is first made. For additional requirements, stockholders should refer to our bylaws, Article II, Section 2.12(a), a current copy of which may be obtained from our Secretary.

HOUSEHOLDING OF PROXY MATERIALS

SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more stockholders sharing the same address by delivering a single proxy statement or a single notice addressed to those stockholders. This process, which is commonly referred to as “householding,” provides cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement or notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if you are receiving duplicate copies of these materials and wish to have householding apply, please notify your broker. You can also request prompt delivery of a copy of the proxy statement and annual report by contacting the Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York, 11717 or by calling 1-866-540-7095.

OTHER MATTERS

As of the date of this proxy statement, we know of no business that will be presented for consideration at the annual meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in accordance with the discretion of the proxy holders.

RESOURCE REAL ESTATE OPPORTUNITY REIT II, INC. 1845 WALNUT STREET, 18TH FLOOR PHILADELPHIA, PA 19103

VOTE BY INTERNET - www.proxyvote.com/RREOII or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E74810-P24019-Z74913 KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — —  — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

RESOURCE REAL ESTATE OPPORTUNITY REIT II, INC.	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following nominees:

1. Election of Directors	☐	☐	☐
Nominees:
01) George E. Carleton 04) Gary Lichtenstein
02) Alan F. Feldman 05) David Spoont
03) Thomas J. Ikeler

The Board of Directors recommends you vote FOR the following proposal:					For	Against	Abstain

2. RATIFY THE APPOINTMENT OF GRANT THORNTON LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2019.					☐	☐	☐

NOTE: IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY BE BROUGHT BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

Please indicate if you plan to attend this meeting.	☐	☐

	Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com/RREOII

— — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — —

E74811-P24019-Z74913

RESOURCE REAL ESTATE OPPORTUNITY REIT II, INC.

Annual Meeting of Stockholders

July 17, 2019 11:00 AM EDT

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Alan F. Feldman and Shelle Weisbaum, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of RESOURCE REAL ESTATE OPPORTUNITY REIT II, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 AM EDT on July 17, 2019, or any adjournment or postponement thereof.

If you sign your proxy card or voting instruction card with no further instructions, the shares will be voted in accordance with the recommendations of the Board, FOR the election of all directors in Proposal 1 and the ratification of the independent registered public accounting firm in Proposal 2.

Continued and to be signed on reverse side